CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated January 9, 2004 which is incorporated by reference in this Registration Statement (Form N-1A 2-72836 and 811-3207) of General Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York
March 25, 2004